CARDINAL[SM]

November 4, 2016

Mr. James McCubbin, CFO
Widepoint Corporation
7926 Jones Branch Drive, Suite 520
McLean, VA 22102

Re: Notice of Default and Waiver

Dear Mr. McCubbin:

We are in receipt of financial statements for Widepoint Corporation as of 9/30/16. Pursuant to the Business Loan Agreement dated April 27, 2016, between Widepoint Corporation; Widepoint Solutons Corp.; Widepoint IL, Inc.; WP NBIL, Inc.; Widepoint Ohio Real Estate Corp.; Widepoint Cybersecurity Solutions Corporation; Widepoint Integrated Solutions Corp.; Advanced Response Concepts Corporation; Protexx Technology Corporation; Widepoint Global Solutions, Inc.; and Soft-Ex Communications Limited ("Borrower") and Cardinal Bank ("Lender"), the Borrower is in default as follows:

Page 6 Affirmative Covenants – Minimum After Tax Net Income. During this Agreement's term, Borrower will realize net income after taxes and distributions of at least $1.00 for the period July 1, 2016 to September 30, 2016 (third quarter) and at least $200,000 for the period October 1, 2016 to December 31, 2016 (fourth quarter) under consistently applied generally accepted accounting principles. For this determination, after tax net income excludes any extraordinary gains or losses and any gains or losses from the sale or other disposition of assets outside the ordinary course of business.

For the period July 1, 2016 to September 30, 2016 (third quarter), Borrower realized an after tax loss of ($148,037).

Cardinal Bank hereby waives the above default and has reset the covenants as evidenced in the Business Loan Agreement and Change in Terms Agreement of even date herewith. Feel free to call me at 703-584-3401 if there are any questions.

Sincerely,

Sushil K. Clarence
Executive Vice President

Acknowledged and Accepted:

Widepoint Corporation

By: ______________________
James McCubbin, CFO

Date 11/4/16